Exhibit 10.1

May 9, 2016

Capitol Acquisition Corp. III

509 7th Street, N.W.

Washington, D.C. 20004

This letter is to confirm the undersigned’s commitment to Capitol Acquisition Corp. III (the “Company”) that, through the consummation of the Company’s initial business combination (as described in the Company’s final prospectus, dated October 13, 2015), if funds are needed by the Company and upon request by the Company, Mark. D. Ein and L. Dyson Dryden will provide loans of up to $558,750 and 186,250, respectively, to the Company for an aggregate amount of up to $745,000. Each of the undersigned understands that if the Company does not consummate a business combination, all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.

/s/ Mark D. Ein
Mark D. Ein

/s/ L. Dyson Dryden
L. Dyson Dryden